Exhibit 99.1

Production and financial performance data used at employee forum

Calgary, Alberta – June 26, 2019 – Imperial today released a brief update on end of May year-to-date 2019 performance. The update was shared with employees at a scheduled forum on Wednesday, June 26. Imperial will release its second quarter results on August 2, 2019, as planned.

•	Upstream production: 389,000 barrels of oil equivalent per day

•	Refinery throughput: 359,000 barrels per day

•	Petroleum product sales: 472,000 barrels per day

•	Net income: $690 million

•	Cash from operations: $1.95 billion

•	Returned to shareholders: $920 million

Contact:

Investor Relations

(587) 476-4743

Media Relations

(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.